Private and Confidential

Executive Directors Service Agreement

Vincent Patrick Clancy

Turner & Townsend plc

Turner & Townsend

Construction and Management Consultants

April 08

Contents

THIS DEED is made on

BETWEEN:-

(1) Turner & Townsend plc whose registered office is at Low Hall, Calverley Lane, Horsforth, Leeds LS18 4GH (the "**Company**"); and

(2) Vincent Patrick Clancy of (the "**Executive**")

THE PARTIES AGREE as follows:-

1. DEFINITIONS

1.1 In this Agreement the following words and expressions shall have the following meanings:-

"the Act"	means the Employment Rights Act 1996
"Associated Company"	means a company or undertaking (which is not a Subsidiary or Holding Company of the Company or of a Group Company) of which more than 20 per cent of the Equity Share Capital is for the time being owned by the Company or a Group Company or which for the time being owns more than 20 per cent of the Equity Share Capital of the Company or a Group Company
"Board"	means the Board of Directors of the Company from time to time
"Civil Partner"	means a person who has entered into a civil partnership under the Civil Partnership Act 2004
"Employment"	means the employment of the Executive under this Agreement or, where the context so requires, the duration of the employment of the Executive under this Agreement
"Equity Share Capital"	has the meaning given to it in section 744 of the Companies Act 1985
"FSA"	means the Financial Services Authority
"Group"	means (i) the Company (ii) any Holding Company for the time being of the Company

	(iii) any Subsidiary for the time being of the Company or of the Company's Holding Company
	(iv) any Associated Company and
	(v) any other company or body corporate or other form of business entity the name of which is notified in writing to the Executive by the Company as being a member of the Group
"Group Company"	means any member of the Group, other than the Company, from time to time
"Holding Company" and **"Subsidiary"**	have the meanings given to them respectively in section 736 of the Companies Act 1985
"Intellectual Property Rights"	means trade marks, service marks, logos, get-up, trade dress, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the World
"Invention"	means any invention, discovery or improvement including (without limitation) any know how, design, image, process, plan, drawing, formula, computer programme, software (including source code and object code), system or specification which in any way affects or relates to the business of the Company or any Group Company (including without limitation any current, potential or future product, service, process, equipment, system or activity of the Company or any Group Company) whether or not now, or at any future time, capable of being the subject of patent protection (whether in the United Kingdom or in any other territory in the World)
"Material"	means any and all written, audio and/or visual work, any know-how, show-how, information, technique, invention, design, drawing, specification, component list, manual, instruction, catalogue, image, photograph, plan, formula, computer program, software or system, record, document, compilation or database which in any way affects or relates to the business of the Company or any Group Company (including without limitation any current, potential or future product, service, process, equipment, system or activity of the Company or any Group Company)

"Minority Holder"	means a person who, whether solely or jointly, holds or is beneficially interested in the shares or securities of any company quoted on any Recognised Investment Exchange provided that such holding or interest does not exceed 3 per cent of any single class of such shares or securities. In calculating whether a person is a Minority Holder there shall be aggregated with any shares or securities held by him or to which he is beneficially entitled any shares or securities of the same class which his spouse or Civil Partner or any dependent child holds or is beneficially entitled to
"Model Code"	means the Model Code for transactions in securities by directors and relevant employees issued from time to time by the FSA as the United Kingdom Listing Authority
"Person"	includes any natural or legal person and any unincorporated firm, undertaking or similar body
"Recognised Investment Exchange"	has the meaning given to it in section 285 of the Financial Services and Markets Act 2000
"Reference Period"	means any 17 week period during the Employment
"Remuneration Committee"	means the committee of the Board, set up to determine executive remuneration as appointed by the Board from time to time
"Working Time"	has the meaning given to it in Regulation 2 of the Working Time Regulations 1998

1.2 The headings in this Agreement are for convenience only and shall not affect its interpretation or construction.

1.3 A reference to any statutory or legislative provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time.

1.4 Any reference to the Executive shall, if appropriate, include his personal representatives.

1.5 Words importing one gender include the other gender.

1.6 Any reference in this Agreement to a Clause or sub-clause is to the relevant Clause or sub-clause of this Agreement.

1.7 The Schedules to this Agreement form an integral part of this Agreement and any reference to this Agreement includes a reference to such Schedules.

1.8 This Agreement includes the written statement of particulars of employment which the Company is required to give the Executive under section 1 of the Act and therefore no separate written statement will be provided. Whilst most of the particulars are set out in the body of the Agreement some are set out in Schedule 1.

2. **EMPLOYMENT**

The Company shall employ the Executive and the Executive agrees to act as Chief Executive Officer of the Company or in such capacity of a like status as the Board shall from time to time reasonably require on the terms set out in this Agreement.

3. **FREEDOM TO TAKE UP THE APPOINTMENT**

The Executive warrants that by virtue of entering into or performing any of his duties under this Agreement or any other agreement made or to be made between the Company or a Group Company and the Executive he will not be in breach of any express or implied terms of any contract or of any other obligation binding upon him and he will indemnify the Company and any Group Company against any costs, claims, liabilities and expenses (including legal expenses on an indemnity basis) arising out of any such breach or alleged breach by him.

4. **TERM OF EMPLOYMENT**

4.1 The Employment shall begin on 4th April 2008 but the Executive's period of continuous employment began on 8th May 1989.

4.2 Subject to Clause 16 (Termination of Employment) the Employment shall be for an initial fixed period of two years ending on 4th April 2010 (save that the Company may terminate the Employment at any time during this period by giving the Executive 12 months prior notice in writing) and thereafter shall continue until terminated by either party giving to the other not less than 12 months prior notice in writing.

4.3 **Payment in Lieu of Notice**

4.3.1 The Company may at any time in its absolute discretion elect to terminate the Employment forthwith by paying to the Executive, in lieu of the notice period referred to in Clause 4.2 or Clause 16.4.1 (termination on account of illness or injury) or any part thereof, an amount equivalent to the Salary for such period or part period. Such a payment shall be subject to such deductions for tax and national insurance as are required by law and to any other authorised deductions.

4.3.2 For the avoidance of doubt:-

(a) if the Company terminates the Executive's employment other than in accordance with its rights under this Agreement any entitlement to damages for breach of contract will be assessed on normal common law principles (including the Executive's obligation to mitigate his loss); and

(b) the right of the Company to make a payment in lieu of notice does not give rise to any right for the Executive to receive such a payment.

4.3.3 The Company may in its absolute discretion pay any sums due under Clause 4.3.1 as one lump sum or in instalments over the period until the date on which notice, if it had been served in accordance with Clause 4.2, would have expired. Such payments will be subject to income tax and national insurance contributions. If the Company chooses to pay in instalments the

Executive is obliged to seek alternative income over the relevant period and to disclose the gross amount of any such income to the Company as evidenced by payslips and/or invoices. The instalment payments shall then be reduced by the gross amount of such income.

4.4 **Garden Leave**

Without prejudice to the provisions of Clauses 4.3 (payment in lieu of notice) and 16.2 (summary dismissal), the Company may, at any time during the Employment require the Executive to cease performing his job for such period or periods of the Employment as the Company shall in its absolute discretion determine. During any such period of garden leave:-

4.4.1 the Company shall continue to pay the Salary and shall provide all benefits to which he is entitled under this Agreement;

4.4.2 without prejudice to the Company's rights under Clause 5.3 (performance of alternative duties) the Company shall be under no obligation to provide any work for the Executive and shall be entitled to appoint any other person or persons to perform the Executive's duties under this Agreement whether on a temporary or a permanent basis;

4.4.3 the Company may forbid the Executive to enter any Group premises or to contact any employees, officers, clients, clients, agents or suppliers of the Group without its prior consent;

4.4.4 the Company may remove the Executive's access to the Company's IT system including but not limited to his access to e-mails, intranets and extranets;

4.4.5 the Executive shall, at the request of the Board, immediately deliver to the Company all or any property in his possession or control which belongs to the Company or any Group Company or which relates to the business of the Company or any Group Company, including without limitation, all items mentioned in Clause 16.5.1, save that the Executive shall not be required to return his Company car until the termination of the Employment;

4.4.6 the Executive shall keep the Board informed of his whereabouts so that he can be called upon to perform any appropriate duties as required by the Board; and

4.4.7 for the avoidance of doubt the Executive shall continue to be bound by all the Executive's obligations under this Agreement insofar as they are compatible with the Executive being on garden leave including, without limit, the Executive's duty of good faith and the Executive's duties under Clause 5.6 (Executive not to be employed in any other business).

5. **DUTIES OF THE EXECUTIVE**

5.1 The Executive shall, in his capacity as Chief Executive Officer of the Company, be responsible to the Board.

5.2 The Executive accepts that without being entitled to further remuneration:-

5.2.1 the Company may require him to perform duties for any Group Company whether for the whole or part of his Working Time, and whether or not by way of a formal secondment;

5.2.2 the Company may require him to act as an officer of the Company or any Group Company or hold any other appointment or office as nominee or representative of the Company or any Group Company; and

5.2.3 the Company may transfer the Employment to any other Group Company.

5.3 The Executive accepts that the Company may at its discretion require him to perform other duties or tasks not within the scope of his normal duties and the Executive agrees to perform those duties or undertake those tasks as if they were specifically required under this Agreement.

5.4 During the Employment the Executive shall at all times:-

5.4.1 use his best endeavours to promote the success, interests and reputation of the Group giving at all times the full benefit of his knowledge, experience, expertise and skill;

5.4.2 faithfully and diligently and to the best of his ability exercise such powers and perform such duties in relation to the business of the Group as the Board may from time to time require;

5.4.3 comply with his duties under Part 10 of the Companies Act 2006;

5.4.4 keep the Board promptly and fully informed (in writing if so required by the Board) of his conduct of the business of the Company and any Group Company and provide the Board with all information regarding the affairs of the Company and any Group Company and his conduct in relation thereto as it shall require;

5.4.5 conform to the instructions or directions of the Board and implement and apply the policy of the Company as determined by the Board from time to time;

5.4.6 refrain from making any false or misleading statements about the Company or any Group Company;

5.4.7 refrain from entering into any arrangement on behalf of the Company or any Group Company which is outside its normal course of business or his normal duties or which contains unusual or onerous terms.

5.5 The Company may from time to time appoint any other person or persons to act jointly with the Executive to perform the duties of the Executive under this Agreement.

5.6 The Executive shall not during the Employment without permission of the Board be directly or indirectly employed, engaged, concerned or interested, whether as a director, employee, sub-contractor, partner, consultant, proprietor, agent or otherwise, in any other business, undertaking

office but the Executive may nevertheless be or become a Minority Holder provided that the Executive discloses this to the Company.

5.7 The Executive shall not during or after the Employment knowingly or willingly do or cause or permit to be done anything which is calculated or may tend to prejudice or injure the interests of the Company or any Group Company and if during the Employment the Executive shall learn of any act or omission by any other person whether or not employed by the Company or any Group Company which is calculated or may tend to prejudice or injure the interests of the Company or any Group Company he shall promptly report it to the Board giving all necessary particulars, irrespective of whether this may involve some degree of self-incrimination. This shall include without limit any behaviour by any current or former officer or employee of the Company or any Group Company which could reasonably be construed as an attempt to entice the Executive or any other employee of the Company or any Group Company to leave the employment of the Company or any Group Company.

5.8 The Executive shall comply and procure that his spouse or Civil Partner and dependent children comply with all applicable laws, regulations, rules and codes of conduct, which may include without limitation the Criminal Justice Act 1993, the Listing Rules, the Transparency and Disclosure Rules and the Prospectus Rules issued from time to time by the FSA, the AIM Rules for Companies issued from time to time by the London Stock Exchange PLC, the Model Code, the City Code on Takeovers and Mergers, the Code of Market Conduct and the Price Stabilisation Rules issued by the FSA, together with any policy of the Company from time to time in force in relation to:-

5.8.1 dealings in shares, debentures or other securities of the Company or any Group Company;

5.8.2 any unpublished price sensitive information affecting the securities of any other company; and

5.8.3 any form of market abuse as defined by the Financial Services and Markets Act 2000.

5.9 The Executive shall hold any office in the Company and any Group Company subject to the Articles of Association as amended from time to time. If the provisions of this Agreement conflict with the Articles of Association, the Articles of Association will prevail.

5.10 The Executive will do such things as are necessary to ensure that he and the Company and any Group Company comply with the Combined Code on Corporate Governance published by the Financial Reporting Council (if relevant, and as amended from time to time) including without limitation retiring by rotation from his office and seeking re-election when requested to do so by the Board and/or the QCA Guidelines issued by the Quoted Companies Alliance (to the extent applicable to a company the size and nature of the Company, and as amended from time to time) or in accordance with the Articles of Association of the Company.

6. HOURS OF WORK

6.1 Subject to the performance of any activities permitted by the Board under Clause 5.6 the Executive shall devote the whole of his working time and attention to the service of the Group except during holidays and any periods of absence due to illness or injury.

6.2 The normal business hours of the Company are 8.30 am to 5.00 pm Monday to Friday inclusive with a daily lunch break of 60 minutes and shall apply to the Executive provided that the Executive shall be obliged to work such further hours as may be necessary for the proper discharge of his duties and shall not be entitled to receive any additional remuneration for work outside normal business hours.

6.3 The Executive acknowledges that the limit in Regulation 4(1) of The Working Time Regulations 1998 shall not apply to him and accordingly agrees that his Working Time (including overtime) may exceed an average of 48 hours for each 7 day period in the Reference Period whenever necessary for the proper discharge of his duties or in any event as may be required by the Company. The Executive shall be entitled to withdraw such agreement by giving 3 months prior written notice to the Company.

6.4 The Executive agrees that he will comply with all policies or requirements of the Company from time to time in force, in relation to the recording of Working Time.

7. PLACE OF WORK

7.1 The Executive will work at the London office of the Company or anywhere else within the United Kingdom required by the Board for the proper performance of his powers and duties under this Agreement. The Company reserves the right to change the Executive's principal place of work to any other location whether on a temporary or permanent basis.

7.2 For the purpose of performing his duties, the Executive shall undertake such journeys in the United Kingdom and elsewhere (including internationally) as the Board shall require. Travelling and other expenses shall be reimbursed in accordance with Clause 9.

7.3 There may be occasions when the Executive shall be requested to work outside the UK for more than a month, but the terms of this Agreement shall continue to apply in such circumstances.

8. SALARY AND BONUS

8.1 During the Employment the Company shall pay to the Executive a basic salary at the rate of £212,500 per year which shall accrue from day to day and be payable by equal monthly instalments in arrears on or about the last day of each month (the "**Salary**"). The Salary shall be deemed to include any fees or other remuneration receivable by the Executive as an Executive of the Company or any Group Company or in respect of any other company or unincorporated body in which he holds office or any other appointment as nominee or representative of the Company or any Group Company.

8.2 The Salary shall be reviewed by the Remuneration Committee in May each year and the rate of the Salary may be increased by the Company with effect from that date by such amount if any as it shall think fit. For the avoidance of doubt it is agreed that the Executive shall have no contractual right to any increase in the Salary under this Clause, and there will be no review of the Salary after notice has been given in accordance with Clause 4.2 or if the Executive is in receipt of benefits under the Company's permanent health insurance scheme.

8.3 During the Employment the Company may in its absolute discretion decide to pay to the Executive, in addition to the Salary, bonuses of such amounts (if any) at such times and subject to such conditions as the Remuneration Committee may in its sole

discretion decide. For the avoidance of doubt it is agreed that the Executive shall have no contractual right to any bonus payment under this Clause.

8.4 For the purposes of sections 13 to 16 of the Act, the Executive hereby consents to the deduction from the Salary and bonus (or from any other sum due from the Company or any Group Company to the Executive which falls within the definition of "**Wages**" in section 27 of the Act) of any sums owing by the Executive to the Company or to any Group Company at any time and he also agrees to make payment to the Company or any Group Company of any sums owed by him to the Company or any Group Company upon demand by the Company at any time. This sub-clause is without prejudice to the right of the Company and any Group Company to recover any sums or balance of sums owed by the Executive to the Company and any such Group Company by legal proceedings.

9. EXPENSES

9.1 The Company shall refund to the Executive all reasonable expenses properly incurred by him in performing his duties under this Agreement, provided that these are incurred in accordance with Company policy from time to time. The Company will require the Executive to produce receipts or other documents as proof that he has incurred any expenses he claims.

9.2 If the Company provides the Executive with any credit or charge card the Executive shall use such card solely for those expenses referred to in Clause 9.1 and he shall immediately return any such card to the Company whenever so required by the Board, and in any event in accordance with the provisions of Clause 4.4 (garden leave), Clause 16.5.1(b) (termination of employment) and Clause 17.1.4 (suspension from employment) where applicable.

10. CAR AND CAR ALLOWANCE

10.1 Subject to the Executive holding a current full UK driving licence, the Company shall provide the Executive with a car or car allowance, subject to the terms of the Company's car policy.

11. PENSION AND LIFE ASSURANCE

11.1 The Executive will be permitted, as soon as he is eligible, to join the Turner & Townsend Retirement Benefits Scheme or such other scheme as the Company may nominate for this purpose (in either case the "**Pension Scheme**") subject to the rules of such scheme from time to time in force. Details of the Pension Scheme will be provided to the Executive by the HR Director on request.

11.2 The Company reserves the right at any time to withdraw or amend any of the rules or benefits of the Pension Scheme and/or to terminate the Executive's participation in the Pension Scheme.

11.3 If the Executive joins the Pension Scheme the Company will be entitled to deduct contributions from the Salary for payment into the Pension Scheme on the Executive's behalf.

11.4 No contracting out certificate is in force in relation to the Employment if the Executive joins the Pension Scheme.

11.5 The Company maintains a life assurance scheme (the "**Life Assurance Scheme**") and the Executive shall be entitled to become and remain throughout the Employment a member of the Life Assurance Scheme, subject to the rules of the Life Assurance Scheme from time to time in force, details of which will be provided to the Executive on request by the HR Director. The Company shall be entitled at any time to withdraw or amend any of the rules or benefits of the Life Assurance Scheme and/or to terminate the Executive's participation in the Life Assurance Scheme and such changes shall take effect as between the Company and the Executive upon the Executive receiving written notice of the same in accordance with Clause 28 (save where such changes are not material, including but not limited to changing the identity of the provider, in which case such changes shall take effect without notification to the Executive).

12. PRIVATE MEDICAL EXPENSES INSURANCE SCHEME

12.1 During the Employment the Executive shall be entitled to participate at the Company's expense for himself, for any spouse or Civil Partner and any dependent children in the Company's private medical expenses insurance scheme (the "**Private Medical Insurance Scheme**") subject always to the rules of the Private Medical Insurance Scheme for the time being in force (details of which are available on request from the HR Director) and to the approval of the relevant insurer.

12.2 The Company reserves the right at any time to withdraw or amend any of the rules or benefits of the Private Medical Insurance Scheme (including the level of cover) and/or terminate the Executive's participation in the Private Medical Insurance Scheme and subject to Clause 12.3 any such changes shall take effect as between the Company and the Executive upon the Executive receiving written notice of the same from the Company in accordance with Clause 28 (save where such changes are not material, including but not limited to changing the identity of the provider in which case such changes shall take effect without notification to the Executive).

12.3 Where the Executive is notified of any changes in accordance with Clause 12.2, any entitlement to benefit which has already accrued to him at the time of the change will be dealt with in accordance with the rules of the relevant scheme immediately prior to the change provided that thereafter the Executive's entitlement under the scheme (if any) shall be subject to any changes which have been duly notified to him in accordance with Clause 12.2.

13. PERMANENT HEALTH INSURANCE SCHEME

13.1 During the Employment the Executive shall be entitled to participate at the Company's expense in the Company's permanent health insurance scheme (the "**PHI Scheme**") subject always to the rules of the PHI Scheme for the time being in force (details of which are available on request from the HR Director), to the approval of the relevant insurer and to the conditions set out in Clause 13.2.

13.2 The Executive's participation in the PHI Scheme shall be on the basis that:

13.2.1 if the insurer fails or refuses to provide the Executive with any benefit under the PHI Scheme, the Executive will have no right of action against the Company in respect of such a failure or refusal;

13.2.2 the Executive's health is such that the Company is able to obtain cover or to obtain cover on terms and at a premium that the Company considers reasonable; and

13.2.3 in the event that the Executive wishes to make a claim under the PHI Scheme the Company will use reasonable endeavours to:-

(a) obtain from its insurers any forms required to initiate the Executive's claim;

(b) provide the Executive with such forms in order to enable him to make a claim;

(c) liaise between the Executive and its insurers in order to assist with the processing of the Executive's claim but the Company will neither be liable to the Executive for any failure or refusal on the part of the scheme insurer to provide any benefits under the PHI Scheme nor be required to attempt to persuade the insurers to provide any such benefits to the Executive (whether by means of threatening or issuing proceedings against the insurer or otherwise).

13.3 The Company reserves the right at any time to terminate the Executive's participation in the PHI Scheme and/or to withdraw or amend any of the rules or benefits of the PHI Scheme (including the level of cover) and subject to Clause 13.4 any such changes shall take effect as between the Executive and the Company upon the Executive receiving written notice of the same from the Company in accordance with Clause 28 (save where such changes are not material, including but not limited to changing the identity of the provider, in which case such changes shall take effect without notification to the Executive).

13.4 Where the Executive is notified of any changes in accordance with Clause 13.3, any entitlement to benefit which has already accrued to him at the time of the change will be dealt with in accordance with the rules of the PHI Scheme immediately prior to the change, provided that thereafter the Executive's entitlement under the PHI Scheme (if any) shall be subject to any changes which have been duly notified to him in accordance with the Clause 13.3.

14. HOLIDAY

14.1 The Executive is entitled to 30 working days paid holiday in each holiday year in addition to such bank and other public holidays as are observed by the Company. The holiday year runs from January to December and, subject to the provisions of Clause 14.7, holiday entitlement is to be taken at such times and on such notice as is agreed by the Board.

14.2 The Executive shall not be entitled to carry forward any unused part of his holiday entitlement to a subsequent holiday year.

14.3 Where the Employment starts or terminates during a holiday year the Executive will be entitled in that year to such proportion of his annual holiday entitlement as equals the proportion of time he is employed under this Agreement in that year, rounded to the nearest half day except that if the Executive has accrued sufficient holiday in a particular holiday year to comply with the Working Time Regulations 1998 (the "**Regulations**") no holiday entitlement shall accrue during any period of garden leave taken in accordance with Clause 4.4.

14.4 The Executive shall not be entitled to payment in lieu of any unused part of his holiday entitlement, except on termination of the Employment in accordance with Clause 14.6.

14.5 The Executive shall not accrue any entitlement to holiday in respect of periods of absence from the office due to injury or illness of more than 20 consecutive days absence in any holiday year, save in relation to statutory holiday (if any) to which the Executive is entitled as a matter of law.

14.6 On termination of the Employment:-

14.6.1 the Executive shall be entitled to be paid in lieu of any outstanding holiday entitlement or, as the case may be, shall be obliged to repay to the Company salary in respect of holiday taken in excess of his entitlement in his final holiday year and subject to Clause 14.6.2 the basis for calculation in either case shall be [$^{1}/_{260}$] of the Salary for each day; and

14.6.2 where the Executive has been summarily dismissed in accordance with Clause 16.2 or where the Executive terminates the Employment in breach of the notice provisions in Clause 4.2, the calculation of any sum owed by the Executive in respect of excess holiday entitlement shall be carried out in accordance with Clause 14.6.1, but the amount of any payment in lieu of outstanding holiday entitlement owed by the Company shall be calculated as being £1.

14.7 No holiday may be taken by the Executive during any notice period without the consent of the Board. The Company may however require the Executive to take all or part of his holiday entitlement on a particular day or days or during any notice period, including any period of notice during which the Executive is put on garden leave in accordance with Clause 4.4.

14.8 For the avoidance of doubt:-

14.8.1 Regulations 15(1) to 15(4) of the Regulations do not apply to the Employment; and

14.8.2 the Executive may take all or part of his holiday entitlement before it has accrued under Regulation 15A of the Regulations provided that the Executive has the Board's permission to do so in accordance with Clause 14.1.

15. SICKNESS

15.1 If during the Employment the Executive is absent from work due to illness or injury he must notify the HR Director as soon as possible and, if practicable, on the first working day of incapacity. The Executive shall complete any self-certification forms which are required by the Company immediately upon his return to work and, if his incapacity continues for more than 7 consecutive days (whether working days or not) shall produce medical certificates to cover the duration of his absence from work. Provided the Executive complies with these requirements, undergoes any medical examination or tests required by the Company under Clause 15.6 and provided the Company is satisfied that the Executive's absence is due to illness or injury, the Executive's absence will be regarded as authorised.

15.2 The Executive shall be entitled to receive the Salary excluding any bonus but including any other contractual benefits due to him under this Agreement during any authorised period or periods of absence due to illness or injury up to a maximum of 26 weeks in aggregate in any 12 month period ("**Contractual Sick Pay**"). Thereafter he will not be entitled to any further payment from the Company or any Group Company (other than by way of any Statutory Sick Pay due to him or any pay due to him pursuant to the terms of Clause 13) nor to the continued provision of his benefits under this Agreement until the resumption of his duties, although the Company may at the Board's discretion continue to pay him the Salary (excluding any bonus) and other contractual benefits for such periods as it considers appropriate ("**Discretionary Sick Pay**").

15.3 Both Contractual Sick Pay and any Discretionary Sick Pay shall be subject to set off by the Company in respect of any statutory sick pay or social security benefits to which the Executive is entitled (whether or not such benefits are actually received).

15.4 Where the Company has paid any Discretionary Sick Pay and the PHI insurers subsequently pay out benefits under the PHI Scheme in respect of the same period (the "**Waiting Period**"), the Company may deduct from any sums owed to the Executive the amount by which the Discretionary Sick Pay provided during the Waiting Period exceeds the amount of benefit received by the Company from the PHI Scheme insurers in respect of the Waiting Period.

15.5 For statutory sick pay purposes the Executive's qualifying days shall be Monday to Friday inclusive.

15.6 The Executive may at the Company's expense be required during the course of the Employment to attend a medical practitioner or clinic nominated by the Company for the purpose of a medical examination to help determine his fitness for continued Employment and he shall undergo any tests and examinations reasonably required by the said medical practitioner or clinic and shall authorise disclosure of and co-operate in ensuring the prompt delivery of any resulting report to the Company. Such an examination may include or consist of tests for alcohol or drugs (including "**controlled drugs**" as defined by the Misuse of Drugs Act 1971) where the Company has reason to believe that the use of alcohol or drugs is adversely affecting the Executive's performance at work or is posing a risk to health and safety. Notwithstanding the provisions of the Access to Medical Reports Act 1988 the Executive hereby consents to the Company obtaining any medical report relating to his physical or mental health prepared by a medical practitioner who is or has been responsible for the clinical care of the Executive.

15.7 Without prejudice to Clause 5.5 (power to appoint joint executive) the Company shall be entitled during any period during which the Executive is absent due to illness or injury in excess of 28 days to appoint any other person or persons to perform the duties and exercise the powers of the Executive in his place on such terms and conditions as the Company shall see fit.

15.8 **Third Party Injury to Executive**

15.8.1 If the Executive is absent from work by reason of any illness or injury caused wholly or partly by any act or omission of any third party in relation to which the Executive may be or become entitled to recover damages or compensation, then all net payments made to the Executive under this Clause 15 in respect of the said absence shall be repaid by the Executive if and to the extent that he recovers damages or compensation for loss of

earnings from the said third party and/or from the Criminal Injuries Compensation Authority or the Motor Insurers' Bureau or any other similar body (the "**Relevant Bodies**") by action or otherwise.

15.8.2 Where the Executive receives any damages or compensation for loss of earnings as referred to in Clause 15.8.1, he shall notify the Company in writing forthwith and shall repay the amount due to the Company under this Clause within 28 days of receipt of the said damages or compensation.

15.8.3 For the avoidance of doubt, where the Executive receives damages or compensation from a third party and/or the Relevant Bodies in the circumstances referred to in Clause 15.8.1, and that compensation includes an unspecified sum for loss of earnings, then the amount owing to the Company under Clause 15.8.1 will be such sum as is reasonable in all the circumstances.

.9 For the avoidance of doubt:-

15.9.1 the term "**illness or injury**" as used in this Clause 15 includes any mental or psychiatric illness and any injury, whether or not this has been sustained in the course of the Executive's duties; and

15.9.2 the provisions of this Clause 15 are subject to the termination provisions set out in Clause 16 and in particular the Company's right in Clause 16.4 to terminate on account of illness or injury.

. **TERMINATION OF EMPLOYMENT**

.1 **Retirement**

Notwithstanding the other provisions of this Agreement and in particular Clause 4.2, the Employment will terminate on the Executive's 65th birthday subject to the Executive's right to request an extension to the Employment pursuant to the Employment Equality (Age) Regulations 2006.

.2 **Summary Dismissal**

Notwithstanding the provisions of Clauses 4.2 (notice Clause), 4.3 (payment in lieu of notice) and 16.4 (termination on account of illness or injury), the Company may by written notice to the Executive forthwith terminate the Employment (without being under any obligation to pay any further sums to the Executive whether by way of compensation, damages or otherwise in respect of or in lieu of any notice period or unexpired term of this Agreement, and without prejudice to any other rights of the Company) if the Executive:-

16.2.1 fails or neglects efficiently and diligently to carry out his duties to the reasonable satisfaction of the Board;

16.2.2 does not comply with any lawful order or direction given to him by the Board;

16.2.3 is guilty of any material or persistent breach or non-observance of any of

16.2.4 in the performance of his duties or otherwise commits any act of gross misconduct or act of misconduct having already received a final written warning;

16.2.5 though his acts or omission (whether at or outside work) adversely prejudices or is likely in the reasonable opinion of the Board adversely to prejudice the interests or reputation of the Group;

16.2.6 resigns as a director of the Company without the written consent of the Board or is disqualified from holding or ceases to hold office as a director of the Company or any Group Company by virtue of any court order, under any provision of general law or under any provision of the Company's Articles of Association save where this arises by reason of him not being re-elected as a director of the Company at any annual general meeting of the Company or any Group Company at which, under the said Articles, he is to retire by rotation;

16.2.7 is convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom and elsewhere for which a penalty of imprisonment cannot be imposed);

16.2.8 is made the subject of a bankruptcy order or has a receiving order or an administration order made against him or makes any composition or arrangement with his creditors generally or otherwise takes advantage of any statute from time to time in force offering relief for insolvent debtors;

16.2.9 becomes addicted to or is habitually under the influence of alcohol or any drug (not being a drug prescribed for the Executive by a medical practitioner for the treatment of a condition other than drug addiction) the possession of which is controlled by law;

16.2.10 is expelled, suspended or subject to any serious disciplinary action by RICS or other relevant professional body or loses any approval given to him by any statutory or regulatory authority (including approval given pursuant to section 59 of Financial Services Markets Act 2000) as a result of which he is no longer able to perform his duties under this Agreement;

16.2.11 becomes a patient within the meaning of the Mental Health Act 1983; or

16.2.12 fails to comply with the Code of Market Conduct, or any applicable laws, regulations, rules and codes of conduct in relation to any form of market abuse as defined by the Financial Services and Markets Act 2000 or has imposed on him a penalty in relation to any such market abuse; or

16.2.13 is the subject of a statement by the London Stock Exchange that in its opinion the retention of office by the Executive is prejudicial to the interests of investors.

16.3 It shall be a fundamental term of this Agreement that the Executive shall comply at all times with all applicable laws, regulations, rules and codes of conduct which may include without limitation the Listing Rules, the Transparency and Disclosure Rules and the Prospectus Rules issued from time to time by the FSA, the AIM Rules for Companies issued from time to time by the London Stock Exchange PLC, the Model Code, the City Code on Takeovers and Mergers, the Code of Market Conduct and the Price Stabilisation Rules, and it shall be the responsibility of the Executive to make

himself aware of the provisions of such rules and codes and the parties agree that (without prejudice to the effect of any other conduct of the Executive) any breach by the Executive of such rules and codes shall be gross misconduct for the purpose of Clause 16.2.4.

16.4 **Termination on Account of Illness or Injury**

16.4.1 Without prejudice to Clauses 16.2 (summary dismissal) and 4.3(payment in lieu of notice) and subject to Clause 16.4.2 (restrictions on dismissals in context of the PHI Scheme), but notwithstanding any other provision of this Agreement, if the Executive shall become unable to perform his duties properly by reason of illness or injury for a period or periods aggregating at least 26 weeks in any period of 12 consecutive calendar months (the "**Period or Periods of Incapacity**") then the Company may, by not less than three months prior written notice to the Executive given at any time while the Executive is incapacitated by illness or injury from performing his duties under the Agreement, terminate the Employment provided that the Company shall withdraw any such notice if during the currency of the notice the Executive returns to full time duties and provides a medical practitioner's certificate satisfactory to the Board to the effect that he has fully recovered his health and that no recurrence of his illness or injury can reasonably be anticipated.

16.4.2 Where the Executive is receiving benefits under the Company's permanent health insurance scheme (the "**PHI Benefits**") or where the Executive is awaiting a decision from the scheme insurers in respect of benefits under the scheme (provided that such a decision is not unreasonably delayed) the Company shall not terminate the Employment for any reason where to do so would render the Executive ineligible for PHI Benefits or eligible for a reduced rate of PHI Benefits PROVIDED THAT nothing in this sub-clause shall prevent the Company from:-

(a) terminating the Employment pursuant to Clause 16.2 (summary dismissal); or

(b) terminating the Employment under Clause 4.2 by reason of redundancy; or

(c) terminating the Employment forthwith where the Executive ceases to receive PHI Benefits

(d) terminating the Employment in accordance with Clause 16.4.1 where the scheme insurers decline an application for benefits under the scheme made by or on behalf of the Executive; or

and in such circumstances the Executive agrees that the Company would be acting reasonably in so terminating the Employment.

16.5 **Miscellaneous**

16.5.1 Upon termination of the Employment for whatever reason the Executive shall forthwith deliver to the Company or its authorised representative such of the following as are in his possession or control:-

(a) all keys, security and computer passes, plans, statistics, documents, records, papers, magnetic disks, tapes or other software storage media including any copies thereof which belong to the Group or which relate to the business of the Group including all copies, records and memoranda (whether or not recorded in writing or on computer disk or tape) made by the Executive of any Confidential Information (as defined by Clause 20.6);

(b) all credit cards and charge cards provided for the Executive's use by the Company;

(c) any Company car provided and all keys and documents relating to it; and

(d) all other property of the Group not previously referred to in this Clause.

16.6 Upon termination of the Executive's employment howsoever arising the Executive shall have no rights as a result of this Agreement (or any alleged breach of it) to any compensation under or in respect of any share options, bonus or long-term incentive plans in which he may have participated or have received grants or allocations at or before the date the Executive's employment terminates. Any rights which he may have under such schemes shall be exclusively governed by the rules of such schemes.

17. SUSPENSION FROM EMPLOYMENT AND DISCIPLINARY MEASURES

17.1 In order to investigate a complaint of misconduct against the Executive or in which the Executive is implicated and/or during the course of any disciplinary process to which the Executive is subject, the Company shall be entitled to suspend the Executive from his duties on full pay with full entitlement to all other benefits to which he is entitled under this Agreement for so long as the Board shall consider necessary in order to facilitate a proper investigation of such complaint and during such period of suspension:-

17.1.1 without prejudice to Clause 5 (duties of the Executive) the Company shall be under no obligation to provide any work for the Executive and shall be entitled to appoint any other person or persons to perform the Executive's duties under this Agreement whether on a temporary or a permanent basis;

17.1.2 the Company may forbid the Executive to enter any Company or Group Company premises or to contact any employees, officers, clients, clients, agents or suppliers of the Company or any Group Company without its prior consent such consent not to be unreasonably withheld;

17.1.3 The Company may remove the Executive's access to the Company's IT system including but not limited to his access to e-mails, intranets and extranets;

17.1.4 the Executive shall, at the request of the Board, immediately deliver to the Company all or any property in his possession or control which belongs to the Company or any Group Company or which relates to the business of the Company or any Group Company, including without limitation all items mentioned in Clause 16.5.1 save for the avoidance of doubt, nothing in this

Clause shall require the Executive to return his Company car until the termination of the Employment; and

17.1.5 the Executive shall continue to be bound by all the Executive's obligations under this Agreement insofar as they are compatible with the Executive being suspended from duties, including without limit the Executive's duty of good faith and the Executive's duties under Clause 5.6 (Executive not to be employed in any other business).

17.2 The Company's normal disciplinary (which cover decisions regarding dismissal) and grievance procedures apply to the Executive's employment with such modifications as the Company may deem to be necessary to take account of the Executive's seniority. The said disciplinary and grievance procedures shall not have contractual effect and the Company shall not therefore be obliged to follow the procedures or any part thereof in whole or in part at any stage of the Employment.

17.3 If the Executive is dissatisfied with any disciplinary decision taken against him (including a decision to dismiss him) or if the Executive seeks redress for any grievance relating to the Employment he should raise the issue in writing with the HR Director. Full details of how to go about this and the steps that follow such application are set out in the Company's disciplinary and grievance procedures.

18. DIRECTORSHIPS AND SHAREHOLDINGS

18.1 During the Employment the Executive will not do anything which could cause him to be disqualified from continuing to act as a director of the Company or any Group Company.

18.2 It shall be a fundamental term of this Agreement that the Executive shall comply at all times with the Employee Share Dealing Code and any breach by the Executive of such code shall be gross misconduct for the purpose of Clause 16.2.4.

18.3 The Executive shall not resign his office as a director of the Company or any Group Company without the agreement of the Company.

18.4 The Executive shall, at the written request of the Board:-

18.4.1 immediately resign (without claim for compensation) from all and any directorships and other offices held in the Company and any Group Company and from any other appointments or offices which he holds as nominee or representative of the Company and any Group Company;

and in the event of his failure to do so within 7 days of the said request the Executive hereby irrevocably authorises any director of the Company for the time being in his name and on his behalf to execute any documents or do anything else that is necessary to effect such resignations and/or transfers. For the avoidance of doubt, the Board may make a request in accordance with this Clause at any time, including, but not limited to, in circumstances where the Executive is on garden leave pursuant to Clause 4.4, is in receipt of benefits under the PHI Scheme pursuant to Clause 13, has been suspended from the Employment pursuant to Clause 17.1 or where the Employment has terminated for any reason.

18.5 If during the Employment the Executive shall cease to be a director of the Company or any Group Company (otherwise than for a reason justifying summary dismissal

pursuant to Clause 16.2.6) the Company may by written notice terminate the Employment or alternatively, at the discretion of the Company, the Employment shall continue as if the Executive had been employed as a non Company's Act Executive and the terms of this Agreement (save those relating to the holding of the office of director) shall continue in full force and effect.

19. RECONSTRUCTION

If the Employment of the Executive is terminated by reason of the liquidation, reorganisation, or other reconstruction of the Company or any Group Company or as part of any other rearrangement of the affairs of the Company or any Group Company not involving a liquidation, and the Executive is offered employment by a reconstructed Company or by another Group Company for a period not less than the term then unexpired of this Agreement and on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement then, subject to the provisions of the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Executive shall be obliged to accept such offer and shall have no claim against the Company or any reconstructed or Group Company in respect of the termination of the Employment.

20. CONFIDENTIAL INFORMATION

20.1 The Executive is aware that in the course of the Employment he will have access to and be entrusted with information in respect of the business and finances of the Company and its dealings, transactions and affairs and likewise in relation to any Group Company all of which information is or may be Confidential Information. Accordingly the Executive gives the undertakings set out in this Clause 20 to the Company for itself and for the benefit of and as trustee for any Group Company.

20.2 The Executive shall not during the Employment or afterwards use, exploit (except for the benefit of the Group) or divulge to any third party by any means any Confidential Information except he shall be permitted to do so:-

20.2.1 when necessary in the proper performance of the duties of the Employment;

20.2.2 with the express written consent of the Board; or

20.2.3 where this is required by law.

20.3 The Executive shall, during the Employment, use his best endeavours to prevent the unauthorised use or disclosure of any Confidential Information whether by any other officer, employee or agent of the Group or otherwise and shall be under an obligation promptly and fully to report to the Board any such unauthorised use or disclosure which comes to his knowledge.

20.4 The Executive shall not, during the Employment or at any time thereafter make, except for the benefit of the Company or any Group Company, any copy, record, or memorandum (whether recorded in writing, on computer disk or tape or otherwise) of any Confidential Information and any such copy record or memorandum made by the Executive during the Employment shall be and remain the property of the Company and accordingly shall be returned by the Executive to the Company at any time during the Employment at the request of the Board and in any event upon the termination of the Employment for whatever reason in accordance with Clause 16.5.1(a).

.5 The Executive shall not during the Employment without prior notification to the Head of Communications either directly or indirectly publish any opinion, fact or material or deliver any lecture or address or participate in the making of any film, radio broadcast or television transmission or communicate with any representative of the media or any third party relating to:-

20.5.1 the business or affairs of the Company or any Group Company or of any of their officers, employees, clients, suppliers, distributors, agents or shareholders; or

20.5.2 the development or exploitation of any Intellectual Property Rights, Inventions or Confidential Information

and for the purposes of this Clause media shall include television (terrestrial, satellite and cable), radio, newspapers and other journalistic publications.

6 In this Agreement "**Confidential Information**" means:-

20.6.1 all information which relates to the business, finances, transactions, affairs, products, services, processes, equipment or activities of the Company and any Group Company which is designated by the Company or any Group Company as confidential; and

20.6.2 all information relating to such matters which comes to the knowledge of the Executive in the course of the Employment and which, by reason of its character and/or the manner of its coming to his knowledge, is evidently confidential; and

20.6.3 all information which relates to the business, finances, transactions, affairs, products, processes, equipment or activities of actual or potential clients, clients, suppliers or other persons which has been given to the Company or any Group Company in confidence

and shall include without limitation business plans, business methods, corporate plans, management systems, finances, maturing new business opportunities, research and development projects, concepts, ideas, new products, product formulae, source code, software, software designs, graphic designs, artwork, processes, inventions, discoveries or know-how, sales statistics, sales techniques, marketing surveys and plans, costs, profit or loss, prices and discount structures, the names, addresses and contact details of clients and suppliers or potential clients and suppliers provided that information shall not be, or shall cease to be, Confidential Information if and to the extent that it comes to be in the public domain otherwise than as a result of the unauthorised act or default of the Executive.

7 Nothing in this Clause 20 shall prevent the Executive from disclosing information which he is entitled to disclose under the Public Interest Disclosure Act 1998 provided that the disclosure is made in the appropriate way to an appropriate person having regard to the provisions of the Act and he has first complied with the Company's procedures relating to such disclosures.

8 This Clause is without prejudice to the Executive's obligations under Clause 25 (data protection)

21. POST TERMINATION COVENANTS

21.1 For the purposes of this Clause the following words and expressions shall have the following meanings:-

21.1.1	**"Business"**	the business or businesses of the Company or any other Group Company in or with which the Executive has been involved or concerned at any time during the period of 12 months prior to the Termination Date
21.1.2	**"directly or indirectly"**	the Executive acting either alone and on his own behalf or jointly with or on behalf of any other person, firm or company, whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise
21.1.3	**"Key Personnel"**	any person who is at the Termination Date or was at any time during the period of 12 months prior to the Termination Date employed in the Business as a Executive or in an executive or senior managerial capacity and with whom the Executive has had dealings other than in a de minimis way during the course of the Employment
21.1.4	**"Prospective Client"**	any person, firm or company which has been engaged in negotiations, with which the Executive has been personally involved, with the Company or any Group Company with a view to purchasing goods or services from the Company or any Group Company during the period of 6 months prior to the Termination Date
21.1.5	**"Relevant Client"**	any person, firm or company which at any time during the 12 months prior to the Termination Date was a client of the Company or any Group Company, with whom or which the Executive dealt other than in a de minimis way or for whom or which the Executive was responsible in a supervisory or managerial capacity on behalf of the Company or any Group Company at any time during the said period
21.1.6	**"Relevant Goods and Services"**	any goods and services competitive with those supplied by the Company or any Group Company at any time during the 12 months prior to the Termination Date in the supply of which the Executive was involved or concerned other than in a de minimis way at any time during the said period

21.1.7 **"Relevant Period"** the period of the Employment and, the period of 12 months from the Termination Date except that (a) any period of garden leave served by the Executive pursuant to Clause 4.4 in the 12 months prior to the Termination Date shall reduce the Relevant Period for the purposes of Clause 21.2 and (b) any period of garden leave served by the Executive in excess of 6 months immediately prior to the Termination Date shall be used to reduce the Relevant Period for the purposes of Clauses 21.3, 21.4 and 21.5

21.1.8 **"Relevant Supplier"** any person, firm or company which at any time during the 12 months prior to the Termination Date was a supplier of any goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Group Company and with whom or which the Executive had personal dealings during the Employment other than in a de minimis way

21.1.9 **"Termination Date"** the date on which the Employment shall terminate

21.2 Without prejudice to Clause 5.6 (Executive not to be employed in any other business) the Executive shall not without the prior written consent of the Board directly or indirectly at any time within the Relevant Period engage or be concerned or interested in any business which (a) competes or (b) will at any time during the Relevant Period compete with the Business. Nothing in this sub-clause shall prevent the Executive from being or becoming a Minority Holder provided that the Executive discloses this to the Company.

21.3 The Executive shall not, other than during the Employment in the ordinary and proper course of his duties and for the benefit of the Company, without the prior written consent of the Board directly or indirectly at any time within the Relevant Period:-

21.3.1 solicit the custom of; or

21.3.2 facilitate the solicitation of; or

21.3.3 deal with

any Relevant Client in respect of any Relevant Goods and Services; or

21.3.4 solicit the custom of; or

21.3.5 facilitate the solicitation of; or

21.3.6 deal with

any Prospective Client in respect of any Relevant Goods and Services; or

21.3.7 interfere; or

21.3.8 endeavour to interfere

with the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) by any Relevant Supplier.

21.4 The Executive shall not without the prior written consent of the Board directly or indirectly at any time during the Relevant Period:-

21.4.1 entice away from the Company or any Group Company; or

21.4.2 endeavour to entice away from the Company or any Group Company

any Key Personnel.

21.5 The Executive shall not without the prior written consent of the Board directly or indirectly at any time during the Relevant Period:-

21.5.1 employ or engage; or

21.5.2 endeavour to employ or engage

any Key Personnel.

21.6 The Executive shall not at any time after the Termination Date in any way make use of any business name which is identical to or similar to, in such a manner as is likely to be confused with any business name used by the Company or the Group or which might suggest a connection with the Company or the Group and the Executive shall not in any way hold himself out as an employee or director of the Company or Group or use any of the trade marks from time to time used by the Group.

21.7 The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising as a result of such duties he has or will have knowledge of Confidential Information and has/will have developed relationships with and have knowledge of and influence over the Group's clients and staff and is therefore in a position to harm the goodwill and interests of the Company and any Group Companies (the "**Interests**") if he were to make use of such Confidential Information or knowledge or influence for his own purposes or the purposes of another. Accordingly, having regard to the above and having taken independent legal advice, the Executive acknowledges that the provisions of this Clause are fair, reasonable and necessary to protect the Interests. Whilst the provisions of this Clause 21 have been framed with a view to ensuring that the Interests are adequately protected taking account of the Group's legitimate expectations of the future development of the business, it is acknowledged by the Executive that the business may change over time and as a result it may become necessary to amend the provisions of this Clause 21 in order to ensure that the Interests remain adequately protected. The Executive, therefore, agrees that the Company shall be entitled to amend the provisions of this Clause 21 in accordance with Clause 21.8 below in order to protect the Interests.

21.8 In order to amend the provisions of this Clause 21, the Company shall notify the Executive in writing of why it believes it is necessary to amend Clause 21 and the amendments which it proposes. The Executive shall then have a period of

14 calendar days in which to put forward any objections which he might have to the proposed amendments. In the event of the Executive not putting forward any such objections, then this Clause 21 shall take effect with the proposed amendments on the expiry of the 14 day period. In the event of the Executive putting forward any objections, the Company shall endeavour to accommodate them, insofar as they are reasonable and where reasonably possible, given that the Company's overriding objective must be to ensure adequate protection of the Interests, to agree the amendments with the Executive. The Company shall then, having considered the Executive's objections, serve a further written notice on the Executive informing him of the final amendments to this Clause 21 which will thereafter take immediate effect.

21.9 The Executive acknowledges that the provisions of this Clause 21 shall constitute severable undertakings given to the Company for itself and for the benefit of and as trustee for each of the other Group Companies and the said undertakings may be enforced by the Company on its own behalf and on behalf of any of the Group Companies.

21.10 Each of the obligations in this Clause 21 is an entire separate and independent restriction on the Executive. If any part is found to be invalid or unenforceable the remainder will remain valid and enforceable.

21.11 If any of the restrictions or obligations contained in this Clause 21 is held not to be valid on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Company or any Group Company but would be valid if part of the wording were deleted then such restrictions or obligations shall apply with such deletions as may be necessary to make it enforceable.

21.12 The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this Clause 21 to the attention of any third party who may at any time before or after the termination of the Employment offer to employ or engage the Executive in any capacity and for whom or with whom the Executive intends to work during the Relevant Period.

21.13 The Executive shall, at the request and cost of the Company, enter into a direct agreement or undertaking with any Group Company to which the Executive provides services whereby he will accept restrictions corresponding to the restrictions in this Clause (or such of them as may be appropriate in the circumstances) as the Company may require in the circumstances.

21.14 The Executive agrees that if the Company transfers all or any part of its business to a third party (the "**Transferee**"), the restrictions contained in this Clause 21 shall, with effect from the date that the Executive becomes an employee of the Transferee, apply to the Executive as if references to the Company include the Transferee, references to any Group Company include any Group Company of the Transferee.

22. INTELLECTUAL PROPERTY

22.1 It shall be a duty of the Executive during the Employment to consider and keep under review the ways if any in which the products, services, processes, equipment, systems and activities of the Company and any Group Company might be improved, enhanced and/or developed.

22.2 If during the course of his Employment the Executive alone or with others (including without limitation those others who are under his direction) makes, discovers,

develops, or directs the discovery of any Invention he shall promptly disclose it to the Board giving full particulars of it including all necessary drawings, know how, models, specifications or other material related to the Invention, and the Executive agrees and acknowledges that:-

22.2.1 because of the nature of his duties and the responsibilities arising from them he has a special obligation to further the interests of the Company so that all Inventions made, discovered, developed, or directed by the Executive in the performance of his duties or as a result of any special project for the Company outside the scope of his normal duties and all rights in such Inventions shall belong to the Company and the Executive acknowledges that at the date of this Agreement he does not have any facilities for making Inventions other than those provided by the Company or any Group Company under this Agreement; and

22.2.2 the provisions of this sub-clause:-

(a) shall not entitle the Executive to any compensation beyond the Salary to which he is entitled under Clause 8 of this Agreement except that nothing in this Agreement excludes or restricts any rights which the Executive may have to claim additional compensation by virtue of section 40 of the Patents Act 1977, in the case of any Invention in relation to which a British patent has been granted, and in relation to which the Company has derived outstanding benefit from such Invention and/or the patent for it; and

(b) shall not restrict the Executive's rights under sections 39 to 43 of the Patents Act 1977.

22.3 The Executive shall promptly disclose to the Board (and hand over on demand) any and all Material written, originated, produced, devised, conceived, created, developed or directed by the Executive during the course of the Employment (whether alone or with others (including without limitation those others who are under his direction) and whether in the performance of his duties or as a result of any special project for the Company outside the scope of his normal duties) and hereby acknowledges that by virtue of the Employment and his position in the Company the Intellectual Property Rights in such Material vest automatically and forthwith in the Company.

22.4 The Executive hereby waives all and any moral rights (as defined in Chapter IV of the Copyright Designs and Patents Act 1988).

22.5 The Executive shall, at the cost of the Company and on demand, execute all such documents and do all such other acts as the Company shall require to enable the Company or its nominee to obtain the full benefit of any Invention (and all the rights therein) or Intellectual Property Rights in any Material to which the Company is entitled and to secure (in the case of all registered Intellectual Property Rights) such registration or similar protection in any part of the world as the Company may consider appropriate.

22.6 The Executive shall, for a period not exceeding 5 years from the date of termination of this Agreement give to the Company, or any successor in title there from, such assistance as the Company may require (in its absolute discretion) in connection with any dispute or threatened dispute directly or indirectly relating to any Invention or Intellectual Property Right in any Material or any associated right or registration or

other protection in respect thereof (including but not limited to the execution of documents, the swearing of any declarations or oaths, the providing of information and the participation in any proceedings before any Court or tribunal).

22.7 The Executive shall not disclose to any other Person without the consent of the Company being previously obtained (which if given may be subject to conditions) the details of any Invention or Material.

22.8 The Executive hereby irrevocably authorises any director of the Company for the time being in his name and on his behalf to execute any documents and to do everything necessary to give effect to this Clause 22.

22.9 If the Executive shall during the Employment make or discover any Invention, or write, originate, produce, devise, conceive, create, develop or direct any Material (whether alone or with others (including without limitation those others who are under his direction) and whether in the performance of his duties or as a result of any special project for the Company outside the scope of his normal duties), in which despite the previous provisions of this Clause, any Intellectual Property Rights (including any patents) belong to the Executive and not the Company then the Executive shall if so required by the Board:-

22.9.1 assign such rights to the Company or its nominee; and

22.9.2 until such rights shall be fully and absolutely vested in the Company shall hold the same as trustee for the Company.

22.10 Decisions as to the patenting and exploitation of any Invention shall be at the sole discretion of the Company and the Company shall not be under any obligation to take any step or register any patent or other right in respect of, or to develop or exploit, any Invention or Material discovered, written, originated, produced, devised, conceived, created, developed or directed by the Executive.

22.11 Nothing in this Clause shall be taken to limit or derogate from the obligations of the Executive under Clause 20 (confidential information).

23. MISREPRESENTATION

The Executive shall not, after termination of the Employment, wrongfully represent himself as being employed by, or connected with or interested in the Company or any Group Company.

24. REFERENCES

The Company is under no obligation to provide a reference in respect of the Executive either during or after the Employment. However, if it agrees to do so it will use reasonable efforts to ensure that any such reference is accurate. The Company shall not, in the absence of malice, be liable to the Executive for any error in or omission from any such reference.

25. DATA PROTECTION

25.1 The Executive shall at all times during the Employment act in accordance with the Data Protection Act 1998 (the "**1998 Act**") and shall comply with any policy

introduced by the Company from time to time to comply with the 1998 Act. Breach of this undertaking will constitute a serious disciplinary offence.

25.2 The Executive agrees to provide the Company in its capacity as Data Controller with all Personal Data relating to him which is necessary or reasonably required for the proper performance of this Agreement, the administration of the employment relationship (both during and after the Employment) or the conduct of the Company's business or where such provision is required by law (the "**Authorised Purposes**").

25.3 The Executive explicitly consents to the Company or any Group Company processing his Personal Data, including his Sensitive Personal Data, where this is necessary or reasonably required to achieve one or more of the Authorised Purposes (including without limitation any self-certification forms or medical certificates supplied to the Company to explain the Executive's absence by reason of illness or injury, any records of sickness absence, any medical reports or health assessments, any details of his trade union membership and any information relating to any criminal convictions or any criminal charges secured or brought against him).

25.4 The Executive acknowledges that the Company may, from time to time collect or disclose his Personal Data (including his Sensitive Personal Data) from and to third parties (including without limitation the Executive's referees, any management consultants or computer maintenance companies engaged by the Company, the Company's professional advisers, providers of trustee and/or administration services, other Group Companies and any potential purchasers of the business). The Executive consents to such collection and disclosure even where this involves the transfer of such data outside the European Economic Area where this is necessary or reasonably required to achieve one or more of the Authorised Purposes or is in the interests of the Company and/or its shareholders.

25.5 The Company agrees to process any Personal Data made available to it by the Executive in accordance with the provisions of the 1998 Act.

25.6 In this Clause "**Data Controller**" "**Personal Data**" "**processing**" and "**Sensitive Personal Data**" shall have the meaning set out in sections 1 and 2 of the 1998 Act.

26. THIRD PARTY RIGHTS

26.1 The Company and the Executive agree that no term of this Agreement (including the terms of any documents incorporated either expressly or by implication into this Agreement) shall be enforceable by a Third Party in his own right by virtue of section 1(1) of the Contracts (Rights of Third Parties) Act 1999 and for the avoidance of doubt this Agreement may be rescinded or varied in whole or in part by agreement between the Company and the Executive without the consent of any such Third Party.

26.2 For the purposes of this Clause a "**Third Party**" means any person who is not named as a party to this Agreement.

27. PREVIOUS AGREEMENTS

27.1 This Agreement including any documents incorporated into this Agreement constitutes the entire understanding between the parties with respect to its subject matter and supersedes all previous agreements and undertakings (if any) relating to the employment of the Executive by the Company or any Group Company.

27.2 The Executive acknowledges that he has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. The Executive agrees and acknowledges that his only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute).

28. NOTICES

28.1 Any notice to be given under this Agreement by either party shall be in writing and if given by the Company shall be signed by a Executive (other than the Executive) or some other duly authorised officer or agent of the Company and if given by the Executive shall be signed by him.

28.2 Any notice to the Company shall be served at the address of its registered office for the time being and may be delivered by hand or sent by first class recorded delivery post.

28.3 Any notice to the Executive shall be served on him in person or at his last known private address in the United Kingdom and may be delivered by hand to that address or sent by first class recorded delivery post.

29. LAW AND JURISDICTION

29.1 This Agreement is governed by and shall be construed in accordance with English law.

29.2 The parties submit to the exclusive jurisdiction of the English courts with regard to any dispute or claim arising under this Agreement except to the extent that it is provided elsewhere in this Agreement that such dispute or claim should be resolved by any person acting as an expert.

30. GENERAL PROVISIONS

30.1 Any amendment to this Agreement (other than an amendment to Clause 21 which must be made in accordance with Clause 21.8) must be recorded in writing and signed by the parties to be effective.

30.2 The complete or partial invalidity or unenforceability of any provision of this Agreement for any purpose shall in no way affect:-

30.2.1 the validity or enforceability of such provision for any other purpose;

30.2.2 the remainder of such provisions; or

30.2.3 the remaining provisions of this Agreement.

30.3 No waiver by the Company other than one made in writing by resolution of the Board of any breach by the Executive of any provision of this Agreement and no failure, delay or forbearance by the Company in exercising any of its rights shall be taken to be a waiver of such breach or right or shall prevent the Company from later taking any action or making any claim in respect of such breach or right.

30.4 This Agreement may be executed in counterparts which together shall constitute one Agreement. Either party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by both parties. Delivery of an executed counterpart of a signature page by facsimile shall take effect as delivery of an executed counterpart of this Agreement provided that the relevant party shall give the other the original counterpart (including such signature page) as soon as reasonably practicable thereafter.

EXECUTED AS A DEED by the parties on the date which first appears in this Deed.

SIGNED as a Deed
(but not delivered until dated) by
Vincent Patrick Clancy in the presence of:-)

Signature of witness: Claire Brett

Name of witness: CLAIRE BRETT

Address:

Occupation: PERSONAL ASSISTANT

EXECUTED as a Deed (but not delivered until dated) by Turner & Townsend plc acting by two Directors or a Executive and the Secretary:-)

Executive

Executive/Secretary D Bell

SCHEDULE 1

STATEMENT OF TERMS AND CONDITIONS

(Clause 1.8)

e following information is given to supplement the information given in the body of the ıreement and to comply with the requirements of section 1 of the Employment Rights Act '96:-

There are no collective agreements which directly affect the terms and conditions of the Employment.